EXHIBIT 16.1

January 19, 2016

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:	Fision Corporation (formerly DE Acquisition 6, Inc.)
File No.:	000-53929

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on January 19, 2016 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas